DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND

     Dearborn, Michigan, November 17, 2004 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, has declared a stock dividend of one share of its common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business December 3, 2004. The stock dividend will be distributed on December 17, 2004.

     If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.

     John E. Demmer, Chairman of the Board, announced the stock dividend and said “In recognition of our improved profitability, our Board felt that it would be appropriate to declare this second stock dividend for the year.”

     Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, Auburn Hills, Saline and Ann Arbor in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.

Contact:          Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700